Exhibit 99(e)


                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
Household Finance Corporation:

We have examined management's assertion that the servicing of credit card accounts owned by Household Credit Card Master Note Trust I, Series 2000-1 (the accounts) has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and
Section 5.08 of the Transfer and Servicing Agreement dated November 16, 2000 (the Agreement), as supplemented, as of and for the year ended December 31, 2002. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of accounts has been conducted in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the accounts has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated November 16, 2000, as supplemented, as of and for the year ended December 31, 2002 is fairly stated, in all material respects.

                                              /s/ KPMG LLP
                                              KPMG LLP


Chicago, Illinois
February 28, 2003

                              Management Assertion


As of and for the year ended December 31, 2002, the servicing of credit card accounts owned by Household Credit Card Master Note Trust I, Series 2000-1 has been conducted by Household Credit Card Services, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated November 16, 2000, as supplemented.







/s/ Margaret Sprude
------------------------
Margaret Sprude
Chief Financial Officer-
Household Credit Card Services


February 28, 2003
---------------------------------
Date